                                  EXHIBIT 11
                                  ----------

                          STATEMENT RE COMPUTATION OF
                          ---------------------------

                              PER SHARE EARNINGS
                              ------------------

                                                                      Exhibit 11
                                                                      ----------



                            LIFE TECHNOLOGIES, INC.
            STATEMENT RE COMPUTATION OF PRIMARY PER SHARE EARNINGS
            ------------------------------------------------------
                      for the three and six months ended
                            June 30, 1996 and 1995
                 (amounts in thousands, except per share data)


                            Three months ended    Six months ended
                                  June 30             June 30
                            -------------------  ------------------

                              1996       1995        1996    1995
                              ----       ----        ----    ----


Net income                    $ 8,295  $ 5,614      $14,977  $11,236
                              =======  =======      =======  =======

Weighted average shares
  outstanding                  15,240   15,031       15,222   15,002

Weighted average effect of
  common stock equivalents        383      189          357      162
                              -------  -------      -------  -------

                               15,623   15,220       15,579   15,164
                              =======  =======      =======  =======


Primary net income per share  $   .53  $   .37      $   .96  $   .74
                              =======  =======      =======  =======

                                                                      Exhibit 11
                                                                      ----------


                            LIFE TECHNOLOGIES, INC.
         STATEMENT RE COMPUTATION OF FULLY DILUTED PER SHARE EARNINGS
         ------------------------------------------------------------
                      for the three and six months ended
                            June 30, 1996 and 1995
                 (amounts in thousands, except per share data)



                              Three months ended      Six months ended
                                     June 30               June 30
                              -------------------  -------------------

                                1996     1995         1996     1995
                                ----     ----         ----     ----

Net income                    $ 8,295  $ 5,614       $14,977  $11,236
                              =======  =======       =======  =======

Weighted average shares
  outstanding                  15,240   15,031        15,222   15,002

Weighted average effect of
  common stock equivalents        442      234           448      238
                              -------  -------       -------  -------

                               15,682   15,265        15,670   15,240
                              =======  =======       =======   ======


Fully diluted net income
 per share                    $   .53  $   .37       $   .96  $   .74
                              =======  =======       =======  =======

Primary net income per share  $   .53  $   .37       $   .96  $   .74
                              =======  =======       =======  =======
